January 28, 2009


First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois 60187

Ladies and Gentlemen:

         It is hereby acknowledged that First Trust Advisors L.P. ("First Trust") serves as the investment advisor of each series of First Trust Exchange-Traded Fund II (the "Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

         It is further acknowledged that First Trust and the Trust, on behalf of the Funds, have entered into the Expense Reimbursement, Fee Waiver and Recovery Agreement (the "Agreement") whereby First Trust has agreed to waive management fees payable to it by a Fund and reimburse a Fund for other expenses borne by such Fund in order to prevent a Fund's Expense Ratio from exceeding a particular Expense Cap for the Expense Cap Term; provided, however, that First Trust has the right to seek restitution of any fees waived and expenses reimbursed within three years to the extent that such restitution would not cause a Fund to exceed the current Expense Cap. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Agreement.

         The purpose of this letter agreement is to agree and acknowledge that the expense cap term shall be extended to January 30, 2010 for those Funds with expense cap terms that are scheduled to expire during the calendar year 2009, subject to approval by the Trust's Board of Trustees.


                                         Very Truly Yours,

                                         FIRST TRUST ADVISORS L.P.


                                         /s/ James A. Bowen

                                         James A. Bowen
                                         President



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AGREED AND ACKNOWLEDGED:


FIRST TRUST EXCHANGE-TRADED FUND II


/s/ James A. Bowen

James A. Bowen
President





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                                    EXHIBIT A


FIRST TRUST EXCHANGE-TRADED  FUND II

FUNDS
First Trust Dow Jones STOXX(R) European Select Dividend Index Fund First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund
First Trust Dow Jones Global Select Dividend Index Fund
First Trust Europe Select AlphaDEX(TM) Fund
First Trust Japan Select AlphaDEX(TM) Fund
First Trust ISE Global Wind Energy Index Fund
First Trust Global IPO Index Fund
First Trust ISE Global Engineering and Construction Index Fund